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Exhibit 99.1

For Immediate Release	Contact:	Richard Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Reports Second Quarter Results

        DENVER, Colorado, September 10, 2003—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC) today reported revenues of $192.2 million, operating income of $18.7 million and net loss to common stockholders of $15.2 million, or $0.69 per share, for the quarter ended July 31, 2003. These results compare to revenue of $187.1 million, operating income of $20.3 million and net loss to common stockholders of $11.6 million, or $0.58 per share, for the second quarter of the prior year. Preferred stock dividends of $12.9 million for the current quarter and $10.5 million for the prior year are reflected in the net loss to common stockholders.

        Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization, and minority interest, adjusted to exclude restructuring provisions and expenses and to include realized hedge gains), a measure of core business cash flow, was $22.5 million for the quarter compared to $24.2 million in the second quarter of the prior year.

        Revenues for the six months ended July 31, 2003 were $354.1 million compared to revenues of $347.6 million during the same six-month period in the prior year. Operating earnings for the first six months of the year were $29.1 million compared to $22.8 million during the prior year. Operating earnings in the prior year reflect $2.5 million of provisions for restructuring and asset impairment and restructuring related expenses of $3.1 million included in cost of sales and selling, general and administrative expenses. Net loss to common stockholders for the first six months of the year was $30.8 million, or $1.47 per share, versus a net loss of $33.9 million, or $1.71 per share, during the prior year. Net loss to common stockholders includes charges of $24.5 million in the current year and $20.7 million in the prior year for preferred stock dividends. Adjusted EBITDA for the first six months of the current year was $37.3 million versus $36.5 million for the same period in the prior year.

        Chief Executive Officer, Luc Van Nevel, stated: "The second quarter continued to be affected by slow economic conditions throughout the world. Europe's sales in local currency were down 6% from the prior year and were adversely affected by recessionary conditions in some of the major European markets; Asian sales were off 23% primarily because of the effects on travel of the SARS outbreak; and sales in the Americas were off 3%. Luggage and travel-related product sales throughout the world were adversely affected in various degrees by the war in Iraq and the SARS outbreak. While reported revenues show an increase from the prior year, this is due to the effect of the strong euro currency compared to the prior year which caused consolidated sales to increase by approximately $16.8 million for the quarter and $31.1 million year-to-date."

        Chief Financial Officer, Richard Wiley, commented: "Considering economic conditions in major markets, the Company's performance for the quarter met expectations. Travel-related business continued to be negatively impacted by the Middle East situation and the impact on travel of the SARS virus outbreak.

        "Mitigating the weakness in sales caused by these demand factors, the Company's fixed operating expenses are significantly lower because of our restructuring efforts as are our variable product costs. While not yet reflected in operating results, the completion of the recapitalization effort at quarter-end further lowered fixed costs going forward by reducing debt and retiring the 13 7/8% preferred stock issuance. The recapitalization of the Company significantly strengthens the Company's competitiveness during difficult economic periods."

        Samsonite Corporation will hold a conference call with securities analysts to discuss first quarter operating results at 11:00 a.m. Eastern Daylight Time on Thursday, September 11, 2003. Investors and interested members of the public are invited to listen to the discussion. The dial-in phone number is

(877) 809-7599 in the U.S. and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 1265485. The leader of the call is Luc Van Nevel. If you cannot attend this call, it will be played back through Tuesday, September 30, 2003. The playback number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls, and the conference ID # is 1265485.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® BLACK LABEL.

        A summary of the Company's calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, and a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. The Company believes that disclosure of its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges and restructuring charges and expenses and to include realized currency hedge gains and losses ("Adjusted EBITDA"), provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company. Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation, amortization, and restructuring charges and expenses, and should not be considered in isolation to or as a substitute for other measures of performance. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and senior redeemable preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

* * * * * * * *

Samsonite Corporation Earnings Summary
July 31, 2003 and 2002
(in thousands, except per share data)

	Three months ended July 31,		Six months ended July 31,
	2003	2002	2003	2002
Net revenue	$192,191	187,077	354,093	347,566
Cost of goods sold	107,920	106,774	197,572	205,592

Gross Profit	84,271	80,303	156,521	141,974
Selling, general and administrative expenses	65,277	59,698	126,788	116,008
Amortization of intangible assets	325	326	647	652
Asset impairment charge	—	—	—	300
Provision for restructuring operations	—	—	—	2,241

Operating income	18,669	20,279	29,086	22,773
Interest expense and amortization of debt issue costs and premium	(11,514)	(11,841)	(23,303)	(23,859)
Interest and other income (expense), net	(5,054)	(5,687)	(5,278)	(7,273)

Income before income taxes and minority interest	2,101	2,751	505	(8,359)
Income tax expense	(3,132)	(3,443)	(5,309)	(4,696)
Minority interest in earnings of subsidiaries	(1,284)	(383)	(1,497)	(134)

Net income(loss)	(2,315)	(1,075)	(6,301)	(13,189)
Senior redeemable preferred stock dividends and accretion of senior redeemable preferred stock discount	(12,907)	(10,525)	(24,539)	(20,706)

Net loss to common stockholders	$(15,222)	(11,600)	(30,840)	(33,895)

Net loss per common share—basic and assuming dilution	$(0.69)	(0.58)	(1.47)	(1.71)

Weighted average shares outstanding	22,092	19,866	20,979	19,860

Summary of Adjusted EBITDA Calculation
Operating income	$18,669	20,279	29,086	22,773
Depreciation expense	4,677	4,483	9,167	8,831
Amortization expense	325	326	647	652
Asset impairment and restructuring charges and expenses	16	492	16	5,629
Realized gains on foreign currency forward contracts	(1,234)	(1,411)	(1,620)	(1,396)

Adjusted EBITDA	22,453	24,169	37,296	36,489
Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities
Restructuring related expense, not previously accrued	(16)	(492)	(16)	(3,088)
Cash provided (used) by changes in operating assets and liabilities	(8,291)	1,223	(13,096)	14,384
Non-cash operating additions (subtractions)
Amortization and write-off of debt issue costs and premium	1,462	509	1,971	1,018
Provision for doubtful accounts	40	464	40	769
Deferred income tax expense (benefit)	(269)	(476)	123	(888)
Pension and other post-retirement plan losses (gains)	217	(1,402)	436	(2,221)
Other, net	(4,421)	(111)	(4,681)	(443)
Income (expense) excluded from Adjusted EBITDA
Interest income	82	126	171	329
Interest expense	(11,514)	(11,840)	(23,303)	(23,859)
Income tax expense	(3,132)	(3,443)	(5,309)	(4,696)
Minority interest in earnings of subsidiaries	(1,283)	(383)	(1,497)	(134)
Other income (expense) items, net	(3,912)	(4,287)	(5,876)	(6,035)

Net cash provided by (used in) operating activities	$(8,584)	4,057	(13,741)	11,625

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  Exhibit 99.1
Samsonite Reports Second Quarter Results